Exhibit 99.1

World’s Largest Desalination Plant To Use ERI’s PX® Technology

100 Million m3/year Membrane Desalination Plant in Mediterranean Reducing Energy Costs

SAN LEANDRO, Calif.--(BUSINESS WIRE)--Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for sea water desalination, announced that the company’s PX Pressure Exchanger® (PX®) technology has been selected by IDE Technologies to be the energy recovery device (ERD) solution for the Hadera Sea Water Reverse Osmosis (SWRO) Desalination Plant. The project is currently under construction and is scheduled for completion in 2009.

The Hadera plant, located between Tel Aviv and Haifa in Israel, is being designed and built by IDE Technologies. It will initially produce 100 million cubic meters per year (m3/yr), or 274,000 m3/day (72.3 million US gallons per day (MGD)) of fresh water and may eventually be expanded to supply 130 million m3/yr (94 MGD). The plant is designed with PX-220 Pressure Exchanger energy recovery devices. These devices will save over 34 mega-Watts (MW) of energy compared to operating without an energy recovery solution.

IDE also recently selected PX Technology for the expansion of its 54,000 m3/day (14 MGD) SWRO desalination plant located in Larnaca, Cyprus. By utilizing advanced energy recovery technology from ERI, the plant will continue to operate the same high-pressure pumps and energy recovery turbines but will increase capacity and improve energy efficiency. The overall production capacity will increase by nearly 20% to 64,000 m3/day (17 MGD) while SWRO energy consumption will reduce from approximately 3.2 to 3.0 kWh/m3.

IDE selected PX technology for both projects over competing devices due to a proven track record in reliability, high efficiency and energy savings, as well as having the smallest physical footprint.

“The Hadera project is particularly rewarding for our team,” stated Borja Blanco, ERI Vice President and GM of the Mega Projects Division. “We had to convince a very skilled and knowledgeable contractor who had significant experience with a competing technology,” continued Mr. Blanco. “New customers believe in our PX technology and it becomes apparent when the world’s largest plant designers select ERI’s devices and customer service and support over the competition,” stated ERI CEO and President, G.G. Pique.

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices, which by significantly reducing energy consumption is helping make desalination affordable. ERI’s PX Pressure Exchanger® technology (PX®) is a rotary positive displacement pump that recovers energy from the high pressure waste stream of sea water reverse osmosis systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean.

As the demand for clean, potable water increases; ERI is poised to face the global challenges ahead. For more information on ERI and PX technology, please visit www.energyrecovery.com.

CONTACT:
Energy Recovery, Inc.
Audrey Bold, +1-510-483-7370